As filed with the Securities and Exchange Commission on June 16, 2000
                                                         Registration No.  333 -
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                  -------------
                                   PSINET INC.

             (Exact name of registrant as specified in its charter)

          New York                                          16-1353600
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

  44983 Knoll Square, Ashburn, Virginia                         20147
(Address of principal executive offices)                      (Zip Code)

                         EXECUTIVE STOCK INCENTIVE PLAN

                         STRATEGIC STOCK INCENTIVE PLAN

              OPTION AGREEMENT BETWEEN REGISTRANT AND SUSAN DISESA

                            (Full title of the plans)

                             Kathleen B. Horne, Esq.
                    Senior Vice President and General Counsel

                                   PSINet Inc.

                   44983 Knoll Square, Ashburn, Virginia 20147

                     (Name and address of agent for service)

          Telephone No.: (703) 726-4100 / Facsimile No.: (703) 726-4265
          (Telephone number, including area code, of agent for service)
                                  -------------

                                    Copy to:
                          Richard F. Langan, Jr., Esq.
                                Nixon Peabody LLP
                  437 Madison Avenue, New York, New York 10022
           Telephone No.: (212) 940-3140/Facsimile No.: (212) 940-9940
                                  -------------


---------------------------------------------------------------------------------------------------------------------

                                          CALCULATION OF REGISTRATION FEE
-------------------------------- -------------------- -------------------- ---------------------- -------------------
                                                       Proposed maximum      Proposed maximum

      Title of securities           Amount to be        offering price      Aggregate offering        Amount of
       to be registered            registered (1)        per share (2)           price (2)         registration fee
-------------------------------- -------------------- -------------------- ---------------------- -------------------

Common Stock, $.01 par value     25,000,000 shares    $30.25              $756,250,000           $199,650
-------------------------------- -------------------- -------------------- ---------------------- -------------------


         (1) Represents (i) 12,000,000 shares issuable upon the exercise of options granted or to be granted under the Executive Stock Incentive Plan, (ii) 13,000,000 shares issuable upon the exercise of options granted or to be granted under the Strategic Stock Incentive Plan, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, such indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of PSINet common stock.

         (2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of our common stock as reported on the Nasdaq Stock Market's National Market on June 13, 2000.


                              --------------------

                        STATEMENT PURSUANT TO RULE 429(B)

THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS
 WHICH ALSO COVERS THE DISESA OPTIONS WHICH WERE REGISTERED UNDER REGISTRATION
                     STATEMENT ON FORM S-8 (NO. 333-92021)

                                     PART I.

                  INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         At our 2000 Annual Meeting of Shareholders held on May 15, 2000, our shareholders approved amendments to our Executive Stock Incentive Plan and our Strategic Stock Incentive Plan to increase the number of shares available for issuance under each of the plans. This registration statement on Form S-8 relates to the registration of additional securities of the same class as other securities of which our registration statement on Form S-8 filed on December 3, 1999 (No. 333-92021) is effective consisting of up to 12,000,000 additional shares of our common stock, par value $.01 per share, issuable pursuant to our Executive Stock Incentive Plan and up to 13,000,000 additional shares of our common stock issuable pursuant to our Strategic Stock Incentive Plan. Accordingly, pursuant to Instruction E to SEC Form S-8, the contents of the following earlier registration statements are incorporated herein by reference:
(1) Registration Statement on Form S-8, relating to our Executive Stock Incentive Plan (No. 33-99464); (2) Registration Statement on Form S-8, relating to our Strategic Stock Incentive Plan (No. 33-99470); (3) Registration Statement on Form S-8 (No. 333-82811); and (4) Registration Statement on Form S-8 (No. 333-92021).

         This registration statement also relates to 19,650 shares of our common stock, as adjusted for our two-for-one common stock split in February 2000, that may be issued to Susan DiSesa, upon the exercise of options granted to her under an option agreement. The reoffer prospectus included herein is intended to register for reoffer and/or resale 19,650 shares of our common stock that may be issued to Ms. DiSesa upon the exercise of options granted to her under an option agreement.

         Information required to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 of the Securities and Exchange Commission issued under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

REOFFER PROSPECTUS

                                   PSINET INC.

                          19,650 SHARES OF COMMON STOCK

         This prospectus relates to the offering of up to 19,650 shares of our common stock which may be sold from time to time in one or more transactions by Susan DiSesa, a former consultant of one of our subsidiaries. Ms. DiSesa is also referred to as the "Selling Shareholder." We will not receive any of the proceeds from the sale of these shares.

         The Selling Shareholder will sell the shares offered hereby at prices which are current when the sales take place or at other prices upon which the parties agree. The Selling Shareholder may or may not use brokers and dealers in these transactions, but will pay brokerage fees or commissions, if relevant. We will pay all of the expenses associated with the registration of the shares and this prospectus.

         Our common stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "PSIX." On June 14, 2000, the last reported sale price of our common stock was $30.13.



                  --------------------------------------------



  Investment in our common stock involves risk. See "Risk Factors" incorporated herein by reference.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  --------------------------------------------



                  The date of this prospectus is June 16, 2000

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus, including the Risk Factors incorporated by reference in this prospectus before making an investment decision.

                                   THE COMPANY

         We are a leading global provider of Internet and eCommerce solutions to businesses. With our worldwide fiber network and related optronic equipment, multiple Internet and eCommerce hosting centers, full suite of Internet access and eCommerce products, extensive global distribution network and global brand name recognition, we have become an Internet Super Carrier or ISC. We offer a robust suite of products that enable our customers to utilize the Internet around the globe for mission critical applications carried over a worldwide fiber optic network that is capable of transmission speeds in excess of three terabits per second. We provide Internet connectivity and Web hosting services to approximately 100,000 corporate customers in 28 countries. Including our Internet service provider (ISP), carrier, small office/home office (SOHO) and consumer businesses, we serve over 2.0 million end users around the world. We serve approximately 90 of the 100 largest metropolitan statistical areas in the U.S. and have a presence in the 20 largest telecommunications markets globally.

         Our services and products include dedicated, dial-up and digital subscriber line (DSL) Internet access services connections, Web hosting and collocation services, transaction network services, virtual private networks
(VPNs), eCommerce solutions, voice-over-Internet protocol (IP), e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity. We currently operate nine Internet and eCommerce hosting centers with an aggregate of 338,000 square feet in North America, Europe and Asia and plan to open fifteen more hosting centers having more than 1,650,000 additional square feet.

                           --------------------------

         We are a New York corporation and our principal executive offices are located at 44983 Knoll Square, Ashburn, Virginia 20147. Our telephone number is
(703) 726-4100.

                                 USE OF PROCEEDS

         The shares of common stock covered by this prospectus are being offered by the Selling Shareholder and not by us. Consequently, we will not receive any proceeds from the sale of these shares. However the shares that may be sold under the prospectus include shares that the Selling Shareholder may acquire in the future pursuant to stock options that we have granted to her. In order for the Selling Shareholder to acquire any such shares, the Selling Shareholder will be required to pay to us the exercise price specified in her option agreement. We intend to use any proceeds that we receive from the exercise of such options for working capital and general corporate purposes.

                               SELLING SHAREHOLDER

         The table below sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented, (a) the name of the Selling Shareholder and her relationship to PSINet during the past three years; (b) the number of shares of common stock that we have been advised that the Selling Shareholder beneficially owns; (c) the number of shares of common stock that we have been advised will be offered pursuant to this prospectus by the Selling Shareholder; and (d) the amount and percentage of the common stock outstanding to be held by the Selling Shareholder after giving effect to the offering of the common stock covered by this prospectus. The information contained in this table may be amended or supplemented from time to time.


                                               Shares                                   Shares Beneficially
                      Relationship          Beneficially           Shares              Owned After Offering
Name                    to PSINet              Owned           Offered Hereby
-----                ---------------       ---------------    -----------------       -----------------------

                                                                                      Number        Percentage
                                                                                      -------      ------------
Susan DiSesa         Former Consultant     19,650             19,650                  - 0 -        0 %



                              PLAN OF DISTRIBUTION

         Any of or all of the shares may be sold from time to time to purchasers directly by the Selling Shareholder. Alternatively, the Selling Shareholder may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom they may act. The Selling Shareholder and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). Any profit on the sale of the shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, at the time a particular offer of shares is made, a supplement to this prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering. These terms will include the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

         The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of our common stock.

                                     EXPERTS

         The consolidated financial statements of PSINet Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information pertaining to PSINet are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

         We may "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed with the Securities and Exchange Commission. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

         This prospectus incorporates by reference the documents set forth below under the caption "Documents Incorporated by Reference" that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

         We may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange

Commission's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                                   PSINET INC.
                               44983 Knoll Square
                             Ashburn, Virginia 20147
                          Attention: Investor Relations
                            Telephone: (703) 726-1577
                            Facsimile: (703) 726-4261
                        email: investor-relations@psi.com

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated June 15, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference in this prospectus the following documents:

         (1) Annual report on Form 10-K for the fiscal year ended December 31, 1999. This report contains:

             o audited consolidated balance sheets for PSINet and its
               subsidiaries as of December 31, 1999 and 1998; and

             o audited consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1999, 1998 and 1997.

         (2) Quarterly report on Form 10-Q for the quarter ended March 31, 2000.

         (3) Current reports on Form 8-K dated:

             o January 10, 2000

             o January 16, 2000

             o January 24, 2000

             o January 27, 2000

             o January 26, 2000

             o February 1, 2000

             o March 22, 2000

             o June 5, 2000

             o June 13, 2000

             o June 15, 2000

         (4) The Joint Proxy Statement/Prospectus contained in Amendment No. 1 to the Registration Statement on Form S-4 (registration no. 333-34802) filed with the Securities and Exchange Commission on May 12, 2000.

         (5) Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).

         (6) Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).

         We are also incorporating by reference in this registration statement all reports and other documents that we may file with the Securities and Exchange Commission under Section 13(a),13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining. These reports and documents will be incorporated by reference in and considered to be a part of this registration statement as of the date of filing of such reports and documents.

         Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

         This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to the Office of the Secretary, PSINet Inc., 44983 Knoll Square, Ashburn, Virginia 20147 (telephone (703) 726-4100).

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of PSINet pursuant to the foregoing provisions, PSINet has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         Except to the extent set forth herein, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ashburn, Commonwealth of Virginia on June 15, 2000.

                           PSINET INC.


                           By: /s/ William L. Schrader
                             -------------------------------
                             William L. Schrader, Chairman
                             and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William L. Schrader, Harold S. Wills, David N. Kunkel and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                            Title                          Date
       -----                           -----                         ------

/s/ William L. Schrader        Chairman, Chief Executive
------------------------      Officer and Director (Principal     June 15, 2000
William L. Schrader               Executive Officer)


/s/ Harold S. Wills            President, Chief Operating         June 15, 2000
------------------------          Officer and Director
Harold S. Wills


/s/ David N. Kunkel                 Vice Chairman,
------------------------        Executive Vice President          June 15, 2000
David N. Kunkel                      and Director

/s/ Jorge R. Forgues          Vice President and Acting Chief
------------------------             Financial Officer            June 15, 2000
Jorge R. Forgues                    (Principal Financial
                                  and Accounting Officer)


/s/ William H. Baumer                    Director                 June 15, 2000
------------------------
William H. Baumer



------------------------                 Director                 June __, 2000
Ralph J. Swett


                                         Director                 June __, 2000
------------------------
Ian P. Sharp

                                  EXHIBIT INDEX

Exhibit
 No.      Description                             Location
-------   ------------                            ---------

4.1      Executive Stock Incentive Plan,        Incorporated by reference to
         as amended                             Exhibit B to PSINet's Proxy
                                                Statement on Schedule 14A filed
                                                with the Securities and Exchange
                                                Commission on April 7, 2000
                                                (File No.0-25812)

4.2      Strategic Stock Incentive Plan,        Incorporated by reference to
         as amended                             Exhibit B to PSINet's Proxy
                                                Statement on Schedule 14A filed
                                                with the Securities and Exchange
                                                Commission on April 7, 2000
                                                (File No.0-25812)

5.1      Opinion of Nixon Peabody LLP           Filed herewith

23.1     Consent of Nixon Peabody LLP           Contained in opinion filed as
                                                Exhibit 5.1 to this Registration
                                                Statement

23.2     Consent of PricewaterhouseCoopers LLP  Filed herewith